Exhibit 99.1

PRESS RELEASE

Contact:
Amie L. Lyons
President and Chief Executive Officer
(504) 362-7544

Fifth District Bancorp, Inc. Promotes Amie L. Lyons
to Permanent President and Chief Executive Officer

New Orleans, LA; February 9, 2026 – Fifth District Bancorp, Inc. (the “Company”) (Nasdaq: FDSB), the holding company for Fifth District Savings Bank (the “Bank”), announced today Amie L. Lyons has been promoted to President and Chief Executive Officer of the Company and the Bank on a permanent basis.  Ms. Lyons had been serving on an interim basis since last June following the passing of the former President and Chief Executive Officer.

David C. Nolan, Chairman of the Board, said, “Amie has been a dedicated and integral part of the Fifth District team for nearly 30 years, including serving in senior management for the last several years.  She has done an outstanding job in leading Fifth District Bancorp and Fifth District Savings Bank since the passing of Brian North.  The Board of Directors has full confidence in her talents and ability to continue to lead the Company and the Bank going forward.”

Amie L. Lyons said, “I’m grateful for the confidence the Board of Directors has placed in me.  I am fully committed to working with the Board, the other members of senior management and our employees to deliver quality services to our customers and value to our shareholders.”
About Fifth District Savings Bank
Originally chartered in 1926, Fifth District Savings Bank is a federally-chartered savings bank that conducts its business from its main office and six branch offices located in Orleans, St. Tammany and Jefferson Parishes.

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